SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ⬜

Check the appropriate box:

⬜Preliminary Proxy Statement

⬜Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

⬜Definitive Proxy Statement

☒Definitive Additional Materials

⬜Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET CORPORATE LOAN FUND INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒No fee required.

⬜Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)Title of each class of securities to which transaction applies:

(2)Aggregate number of securities to which transaction applies:

(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)Proposed maximum aggregate value of transaction:

(5)Total fee paid:

⬜Fee paid previously with preliminary materials.

⬜Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

(1)Amount Previously Paid:

(2)Form, Schedule or Registration Statement No.:

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(4)Date Filed:

Your Vote Is

Important

No Matter How Many or

How Few Shares You Own

April 16, 2020

Dear Fellow Shareholder:

In the coming weeks, you will have an important decision to make regarding the future of your investment in Western Asset Corporate Loan Fund Inc. On June 5, 2020, we are scheduled to hold a Special Meeting of Shareholders (the "Special Meeting") to approve new agreements between the Fund and its investment manager and subadviser that have developed and implemented the Fund's strategy to consistently deliver strong total returns and stable distributions for shareholders.

As you may be aware, Legg Mason Inc. ("Legg Mason"), the parent company of the Fund's investment manager and subadviser, has entered into an agreement with Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton, under which Franklin Templeton will acquire Legg Mason. This combination would create one of the world's largest independent, specialized global investment managers with a total of $1.5 trillion in assets under management (based on Legg Mason and Franklin Templeton assets under management as of January 31, 2020). Upon completion of the sale, the Fund's investment manager and the subadviser will become subsidiaries of Franklin Templeton.

The sale will result in what is commonly called a "change of control" of Legg Mason and will cause the Fund's current management and subadvisory agreements to terminate in accordance with applicable law. In order for the Fund's operations to continue uninterrupted, shareholders are being asked to vote ahead of the Special Meeting to approve the establishment of new agreements.

The new agreements will be identical to the current agreements, except for the dates of execution, effectiveness and termination. The sale will not result in any changes to the contractual management fee rates charged to the Fund, nor will the sale itself change the currently effective expense waiver and reimbursement arrangements applicable to the Fund. The sale is also not expected to result in any diminution in the investment management services provided to the Fund or any changes to the portfolio managers. Following the sale, Legg Mason and its affiliates will be part of an organization with greater scale, broader distribution capabilities and new opportunities to grow.

The Fund's Board of Directors unanimously recommends that shareholders vote on the WHITE Proxy Card "FOR" the approval of the new management agreement for the Fund's manager and the new subadvisory agreement for the Fund's subadviser. If shareholders do not approve these agreements, the Fund may be forced to liquidate. Liquidation could result in a meaningful loss of value as well as negative tax consequences for shareholders, particularly during this period of significant market volatility.

Your vote is important, no matter how many or how few shares you own. We urge you to vote to approve the continuation of the Fund's strategy that has delivered significant shareholder value.

Your Vote Matters

Protect the Value of Your Investment —

Vote the WHITE Proxy Card Today

Protect the Value of Your Investment by Voting "FOR" the Renewed Management and Subadvisory Agreements on the WHITE Proxy Card Today

Certain of our shareholders are soliciting votes to oppose the change of control. You may receive other colored proxy cards opposing our recommendation in an attempt to block this transaction. These shareholders, as part of their own self-serving agenda, are attempting to liquidate the Fund for their own short-term gain at the expense of long-term shareholders like you.

The Fund's Board of Directors unanimously recommends that you vote on the WHITE Proxy Card "FOR" the proposals put forward by Legg Mason related to the change of control. This will ensure that your Fund's management team continues to operate the Fund while delivering sustainable, long-term returns and value for all shareholders.

Your vote is important, no matter how many or few shares you own.

Thank you for your continued support.

Sincerely,

The Western Asset Corporate Loan Fund Inc. Board of Directors

Your Vote is Important, No Matter How Many or How Few Shares You Own

You can vote by internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares or need additional assistance, please contact:

Innisfree M&A Incorporated

Shareholders Call Toll Free: (877) 750-8198

Banks and Brokers Call: (212) 750-5833

REMEMBER

We urge you NOT to vote using any other colored proxy card as doing so will revoke your vote on the WHITE proxy card.

Forward Looking Statement

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.